SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-A


          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
        TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
                        Commission File Number 1-11965


                           ICG COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               DELAWARE                                 84-1342022
(STATE OF INCORPORATION OR ORGANIZATION)   (I.R.S. EMPLOYER IDENTIFICATION NO.)


                           ICG Communications, Inc.
                           161 Inverness Drive West
                           Englewood, Colorado 80112
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class to be so registered: None

        Name of each exchange on which each class is to be registered: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

        Title of class: Common Stock, par value $.01 per share
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Item 1. Description of Registrant's Securities to be Registered.

         As previously reported, on November 14, 2000, ICG Communications, Inc., a Delaware corporation ("ICG" or the "Company"), and its affiliated debtor subsidiaries filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code, Case No. 00-4238 (PJW), in the U.S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the "Court"). During the course of the proceedings, the Company operated its business and managed its properties and assets as a debtor-in-possession. On December 19, 2001, the Company filed a Joint Plan of Reorganization and accompanying disclosure statement. On March 1, 2002, the Company filed their First Amended Joint Plan of Reorganization and accompanying disclosure statement. On April 3, 2002, the Company filed the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, (the "Plan") together with the accompanying Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession (the "Disclosure Statement"). On July 26, 2002, the Company filed the Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, (the "Modification," and the Plan as modified by the Modification, the "Modified Plan"). On August 23, 2002, the Court approved the Supplemental Disclosure With Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, (the "Supplement"). On October 7, 2002, Logan and Company, the Company's balloting agent, filed an affidavit indicating that the Modified Plan had been accepted by all classes entitled to vote on the Modified Plan. On October 9, 2002, the Court entered an order (the "Confirmation Order") confirming the Modified Plan. The Modified Plan became effective October 10, 2002 (the "Effective Date").

         As of the Effective Date, pursuant to the Modified Plan, all of the Company's outstanding common stock, par value $.01 per share (the "Old Common Stock"), and all of the preferred securities (the "Old Preferred Shares") including: (i) ICG Communications, Inc. 8% Series A-1 Convertible Preferred Securities due 2015; (ii) ICG Communications, Inc. 8% Series A-2 Convertible Preferred Securities due 2015; (iii) ICG Communications, Inc. 8% Series A-3 Convertible Preferred Securities due 2015; (iv) ICG Funding, LLC Exchangeable Preferred Securities Mandatorily Redeemable 2009; (v) ICG Communications, Inc. 6 3/4% Preferred Stock Mandatorily Redeemable 2009; (vi) ICG Holdings, Inc. 14% Preferred Stock Mandatorily Redeemable 2008 and (vii) ICG Holdings, Inc. 14 1/4% Preferred Stock Mandatorily Redeemable 2007, were cancelled. In addition, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware and became effective. In accordance with the Certificate of Incorporation and pursuant to the Modified Plan, the Company is authorized to issue new shares of Common Stock, par value $.01 per share (the "Common Stock"), and warrants to purchase Common Stock (the "Warrants"). The issuance of the Common Stock and the Warrants is not subject to registration under the Securities Act of 1933, as amended, pursuant to Section 1145 of the Bankruptcy Code and in accordance with the terms of the Modified Plan.

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         The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") is a summary and is qualified in its entirety by the Certificate of Incorporation and Bylaws of the Company, which have been filed as Exhibits to the Company's Form 8-K dated October 17, 2002, and are incorporated herein by reference. The following information concerning the Common Stock being registered hereunder became effective as of the Effective Date:

         The total number of shares of stock the Company shall have the authority to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

COMMON STOCK

         Subject to the preferential dividend rights applicable to shares of Preferred Stock, if and when issued, holders of the outstanding shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of, or any distribution of the assets of, the Company, the holders of each outstanding share of Common Stock shall be entitled to receive all of the assets of the Company legally available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock, if and when issued.

         Holders of the shares of Common Stock have no preemptive rights. There are no conversion or subscription rights, and the shares of Common Stock are not subject to redemption. All of the outstanding shares of Common Stock are duly issued, fully paid and nonassessable.

         Each holder of shares of Common Stock is entitled to cast one vote, voting together with the holders of Preferred Stock, if and when issued, who are entitled to vote and not as a separate class, either in person or by proxy, for each share owned of record on all matters submitted to a vote of stockholders of the Company, including the election of directors. The board of directors of the Company (the "Board of Directors") is divided into three classes, with the classes as nearly equal in number as possible. Initially, approximately one-third of the directors will serve a one-year term, approximately one-third of the directors will serve a two-year term and approximately one-third of the directors will serve a three-year term. Thereafter, the term of each class of directors will be three years, with the term of one class expiring each year in rotation. The holders of shares of Common Stock do not possess cumulative voting rights.

         The initial Board of Directors shall consist of five persons. Any increase in the number of directors to more than five requires the affirmative vote of all but one of the members of the Board of Directors then in office. Notwithstanding the foregoing, in the event that (i) the Company issues additional shares of capital stock, or any instrument convertible into or exchangeable for capital stock, of the Company for aggregate

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consideration of at least $25,000,000 to any person or entity or two or more persons or entities other than W.R. Huff Asset Management Co., L.L.C. or any of its affiliates ("WRH") or Cerberus Capital Management, L.P. or any of its affiliates ("Cerberus") or (ii) the Company acquires stock or assets, the consideration for which is capital stock, or any instrument convertible into or exchangeable for capital stock, of the Company valued at an amount equal to at least $25,000,000, the number of directors may be increased by up to an additional two members by the affirmative vote of the majority of the Board of Directors then in office (any event referenced in this subsection (ii) a "New Investment Event"). No increase in the size of the Board or Directors shall take place in the event that a vacancy created by a WRH Designee (as defined below) or a Cerberus Designee (as defined below) has not been filled pursuant to Section 2.3(b) of the Bylaws.

         The Company shall, at any meeting of the stockholders of the Company for the purpose (inter alia) of electing directors to the Board of Directors, however called, and in any action by written consent of the stockholders of the Company for the purpose (inter alia) of electing directors to the Board of Directors, nominate directors as follows: (i)(a) so long as Cerberus beneficially owns (x) a number of shares of Common Stock of the reorganized Company, including through ownership of the warrants exercisable for Common Stock, equal to at least 5% of the shares of Common Stock to be issued and outstanding pursuant to the terms of the Modified Plan, excluding any management stock option grants (the "Initial Common Stock") or (y) any of the 14% Senior Subordinated Notes due July 25, 2006, two individuals designated by Cerberus and (b) so long as Cerberus beneficially owns less than an amount equal to 5%, but at least an amount equal to 1%, of the shares of Initial Common Stock, including through ownership of the warrants exercisable for Common Stock, one individual designated by Cerberus (the individuals referred to herein, each a "Cerberus Designee"); and (ii)(a) so long as WRH, as investment manager on behalf of the beneficial owners of the Common Stock, beneficially owns a number of shares of Common Stock equal to at least 5% of the Initial Common Stock, including through ownership of warrants exercisable for Common Stock, two individuals designated by WRH and (b) so long as WRH beneficially owns less than an amount equal to 5%, but at least an amount equal to 1%, of the shares of Initial Common Stock, including through ownership of warrants exercisable for Common Stock, one individual designated by WRH (the individuals referred to herein, each a "WRH Designee"); and one individual who shall be the Chief Executive Officer of the Company.

         In the event that a WRH Designee or a Cerberus Designee creates a vacancy in the Board for any reason, such vacancy shall be filled only by a director nominated by WRH, in the case the vacancy was created by a WRH Designee, or Cerberus, in the case the vacancy was created by a Cerberus Designee, so long as either WRH or Cerberus, at such time, are entitled to a Director nominee as provided in Section 2.2(b) of the Bylaws. In the event a vacancy is created by an Additional Director (as defined in the Bylaws), such vacancy shall only be filled by the affirmative vote of all but one of the members of the Board of Directors then in office; provided, however, that if the size of the Board of Directors is increased in a New Investment Event, any vacancy created by an Additional Director thereafter shall be filled as set forth in Section 2.3(a) of the Bylaws. At the written request of WRH, in the event that WRH requests that a

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

specific WRH Designee be removed, or Cerberus, in the event that Cerberus requests that a specific Cerberus Designee be removed, as the case may be, the Corporation shall submit such removal to a vote of the stockholders entitled to vote for the election of directors.

         Pursuant to the United States Bankruptcy Code, the shares of Common Stock are transferable under the Securities Act of 1933, as amended, unless the holder of such securities is deemed to be an "underwriter" or "issuer" under Section 2(11) of the Securities Act of 1933, as amended.


Item 2.  Exhibits.

2.1 Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.2 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.2 Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated July 26, 2002, filed as Exhibit 2.7 to the Company's Form 8-K dated August 9, 2002, and incorporated herein by reference.

2.3 Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.3 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.4 Supplemental Disclosure with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated August 23, filed as Exhibit 2.8 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

2.5 Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated October 9, 2002, filed as Exhibit 2.9 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.1 Amended and Restated Certificate of Incorporation of ICG Communications, Inc. filed with the office of the Secretary of State of the State of Delaware on October 10, 2002, filed as Exhibit 3.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.2 Amended and Restated Bylaws of ICG Communications, Inc., effective as of October 10, 2002, filed as Exhibit 3.2 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

4.1 Form of Common Stock Certificate of ICG Communications, Inc., filed as
Exhibit 4.1 to the Company's Form 8-A dated January 2, 2003, and incorporated herein by reference.

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

4.2 Registration Rights Agreement dated as of October 10, 2002, between ICG Communications and the Initial Holders, filed as Exhibit 4.5 to the Company's Form 8-A dated January 2, 2003, and incorporated herein by reference.

99.1 Press Release issued by ICG Communications, Inc. on October 10, 2002, filed as Exhibit 99.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.


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

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, this the 13th day of January, 2003.


                                  ICG COMMUNICATIONS, INC.


                                  By: /s/ Bernard L. Zuroff
                                     ---------------------------------
                                     Name:   Bernard L. Zuroff
                                     Title:  Executive Vice President,
                                             General Counsel and Secretary


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

                                 EXHIBIT INDEX

2.1 Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.2 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.2 Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated July 26, 2002, filed as Exhibit 2.7 to the Company's Form 8-K dated August 9, 2002, and incorporated herein by reference.

2.3 Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.3 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.4 Supplemental Disclosure with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated August 23, filed as Exhibit 2.8 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

2.5 Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated October 9, 2002, filed as Exhibit 2.9 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.1 Amended and Restated Certificate of Incorporation of ICG Communications, Inc. filed with the office of the Secretary of State of the State of Delaware on October 10, 2002, filed as Exhibit 3.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.2 Amended and Restated Bylaws of ICG Communications, Inc., effective as of October 10, 2002, filed as Exhibit 3.2 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

4.1 Form of Common Stock Certificate of ICG Communications, Inc., filed as
Exhibit 4.1 to the Company's Form 8-A dated January 2, 2003, and incorporated herein by reference.

4.2 Registration Rights Agreement dated as of October 10, 2002, between ICG Communications and the Initial Holders, filed as Exhibit 4.5 to the Company's Form 8-A dated January 2, 2003, and incorporated herein by reference.

99.1 Press Release issued by ICG Communications, Inc. on October 10, 2002, filed as Exhibit 99.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.